EXHIBIT 99.1

Stock Yards Bancorp Increases Quarterly Cash Dividend to $0.30 Per Common Share

LOUISVILLE, Ky., Aug. 16, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, announced that its Board of Directors increased its cash dividend to $0.30 per common share. The dividend will be paid on October 2, 2023, to stockholders of record as of September 18, 2023.

Commenting on the announcement, James A. (Ja) Hillebrand, Chairman and Chief Executive Officer, said, “Solid franchise growth contributes to our ability to steadily increase dividends and to further build shareholder value. With this announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 16 times since 2012, resulting in a cumulative increase of 125% over that time. The increased cash dividend highlights our continued growth and strong capital position.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.73 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.” For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

Contact:
T. Clay Stinnett
Executive Vice President, Treasurer
and Chief Financial Officer
(502) 625-0890